Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972-301-3658, mpaxton@intrusion.com

Intrusion Inc. Elects Dale Booth to Board of Directors

Richardson, Texas — February 9, 2015 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced that its Board of Directors elected Dale A. Booth to join the Intrusion board at its regularly scheduled board meeting on February 5, 2015.  Mr. Booth will fill the vacant seat resulting from the resignation of Mr. Fred Bucy that was announced in October 2014.  Mr. Booth is currently Sr. Managing Director of TurnPoint Advisors LLC., a management strategy and advisory firm he founded in 2009, and is a private investor. Mr. Booth also serves on the board of Bell Industries Inc.  Mr. Booth is a former Chief Executive Officer of NetVersant Solutions LLC., a $50M provider of advanced communications and networking solutions for large enterprise clients. Prior to NetVersant, Mr. Booth served as Chairman and Chief Executive Officer of Sensor Logic Inc., a leading provider of wireless data management and connectivity solutions. Prior to Sensor Logic, Mr. Booth served as Chief Executive Officer of NextiraOne LLC., a $500M provider of communications solutions to mid-market and fortune 500 clients. Prior to NextiraOne, Mr. Booth was Senior Vice President and Chief Information Officer of Fujitsu Network Communications Inc., a $3B provider of optical communications products to the telecom carrier market.  Mr. Booth earned an engineering degree with honors from DeVry University and completed his educational studies at Wharton and the University of Chicago, Gleacher School of Business. Mr. Booth is a National Association of Corporate Directors (NACD), Board Leadership Fellow and completed NACD’s comprehensive program of study for corporate directors.

“We are very pleased and fortunate to have Dale join our Board.  His background and experience will be valuable to Intrusion,” stated G. Ward Paxton, President, Chairman and CEO of Intrusion.

Mr. Booth will also serve on the Audit and Compensation Committees.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, advanced persistent threat identification, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for advanced persistent threats and network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.